Exhibit 99.1

Issuer Free Writing Prospectus, dated January 25, 2007

Baldor Electric Company

$275,000,000

8,600,000 Shares of Common Stock

The following information supplements the Preliminary Prospectus Supplement, dated January 8, 2007, relating to the common stock of Baldor Electric Company (“Baldor”) offered thereby (the “Preliminary Prospectus Supplement”). Unless otherwise indicated, terms used but not defined herein have the meanings assigned to them in the Preliminary Prospectus Supplement.

Baldor is concurrently offering shares of its common stock and its senior notes under an effective shelf registration statement on file with the Securities and Exchange Commission, as described in the Preliminary Prospectus Supplement.

Baldor was also offering $150 million of its mandatorily convertible preferred stock, the proceeds of which, together with the $200 million of proceeds expected from the common stock offering and $550 million of proceeds expected from the senior notes offering, would be used with $1.0 billion in borrowings expected to be available under the term loan portion of a new senior secured credit facility and the issuance of its common stock to Rockwell Automation, Inc. to fund its acquisition of substantially all of the Power Systems business of Rockwell Automation. Baldor is now increasing the aggregate amount of common stock it is offering to approximately $275 million, increasing its term loan to $1,050 million, borrowing $25.0 million under the revolving credit facility portion of its new senior secured credit facility, and terminating the mandatorily convertible preferred stock offering. Baldor may further increase the size of this offering, depending on market conditions, up to $75 million. Any increase in net proceeds would first reduce borrowings under the revolving credit facility and then borrowings under the term loan.

In addition, Baldor will grant to the underwriters of the common stock offering an option to purchase up to an additional 1,290,000 shares of common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of the final prospectus supplement.

The purpose of this free writing prospectus is to update the sections of the Preliminary Prospectus Supplement entitled “Summary—Summary Historical and Pro Forma Consolidated Financial Data of Baldor,” “Summary—Financing Transactions,” “The Transactions—Financing Transactions,” “Summary—The Offering,” “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Principal Stockholders” and other disclosures set forth throughout the Preliminary Prospectus Supplement to reflect (i) the increase in the size of the common stock offering from 6,250,000 shares to 8,600,000 shares, expected to result in an additional $75 million of gross proceeds (or $275 million of total gross proceeds) (ii) the increase in term loan borrowings by $50 million to $1,050 million and the borrowing of $25 million under the revolving credit facility portion of Baldor’s new senior secured credit facility and (iii) the termination of the $150 million offering of mandatorily convertible preferred stock.

This free writing prospectus includes the following information, which supplements or otherwise supersedes the corresponding parts of the Preliminary Prospectus Supplement:

(a) the section of the Preliminary Prospectus Supplement under the caption “Summary—Summary Historical and Pro Forma Consolidated Financial Data of Baldor”;

(b) the section of the Preliminary Prospectus Supplement under the caption “Summary—Financing Transactions” and under the caption “The Transactions—Financing Transactions”;

(c) the section of the Preliminary Prospectus Supplement under the caption “Summary—The Offering”;

(d) the section of the Preliminary Prospectus Supplement under the caption “Use of Proceeds”;

(e) the section of the Preliminary Prospectus Supplement under the caption “Capitalization”;

(f) the section of the Preliminary Prospectus Supplement under the caption “Unaudited Pro Forma Condensed Combined Financial Information”;

(g) the section of the Preliminary Prospectus Supplement under the caption “Principal Stockholders”; and

(h) certain additional disclosure.

Other disclosure in the Preliminary Prospectus Supplement that would be superseded by the disclosures herein is also modified accordingly.

As a result of the foregoing, the term “Financing Transactions” would now refer to the offering of senior notes, the concurrent offering by Baldor of its common stock, Baldor’s entry into the new senior secured credit facility and initial borrowings thereunder, and the application of the proceeds therefrom and the issuance of 1.58 million shares of Baldor’s common stock to Rockwell Automation to finance the Acquisition, repay substantially all of its existing indebtedness and pay the fees and expenses for the Transactions; and the term “Securities Financing Transactions” would refer to the common stock offering and the concurrent senior notes offering. Other capitalized terms used but not defined in this free writing prospectus have the meanings given them in the Preliminary Prospectus Supplement.

You should read this free writing prospectus together with the Preliminary Prospectus Supplement before making an investment decision.

Baldor has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest in the common stock, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents Baldor has filed with the SEC for more complete information about Baldor and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Baldor, any underwriter or any dealer participating in the applicable offering will arrange to send you the prospectus if you request it by calling: Baldor’s Investor Relations Department at 479-646-4711 or UBS Investment Bank at 299 Park Avenue, New York, NY 10171, Attn: Prospectus Department; (212) 821-3884

1. The section of the Preliminary Prospectus Supplement under the caption “Summary—Summary Historical and Pro Forma Consolidated Financial Data of Baldor” is restated to read in its entirety as set forth below:

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA OF BALDOR

The following summary historical consolidated financial data for the three fiscal years ended December 31, 2005 is derived from our audited consolidated financial statements. The following summary historical consolidated financial data as of September 30, 2006 and for the nine months ended October 1, 2005 and September 30, 2006 is derived from our unaudited interim condensed consolidated financial statements. Our interim financial statements were prepared on a consistent basis to our annual financial statements and contain all adjustments necessary for a fair presentation of the interim period. The results for an interim period are not necessarily indicative of our results for a full year.

Our fiscal year ends on the Saturday nearest to December 31, which results in a 52-week or 53-week year. Fiscal year 2005 contained 52 weeks, fiscal year 2004 contained 52 weeks, and fiscal year 2003 contained 53 weeks.

The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they occurred on September 30, 2006 and combines the historical balance sheets of Baldor and Power Systems as of September 30, 2006. The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2005 gives effect to the Transactions as if they occurred on January 2, 2005 and combines the historical consolidated statement of earnings of Baldor for the year ended December 31, 2005 with the historical statement of operations of Power Systems for the year ended September 30, 2005. The unaudited pro forma condensed combined statement of earnings for the nine months ended September 30, 2006 gives effect to the Transactions as if they occurred on January 2, 2005 and combines the historical consolidated statement of earnings of Baldor for the nine months ended September 30, 2006 with the historical statement of operations of Power Systems for the nine months ended June 30, 2006.

Beginning in the first quarter of 2006, profit sharing expense is classified as an operating expense in cost of goods sold and selling and administrative expenses. Prior to 2006, profit sharing expense was classified as a non-operating expense. The reclassification has been applied to all historic periods presented in this document, consequently certain amounts presented differ from those included in previous filings incorporated by reference into this prospectus supplement.

The pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined financial position or results of operations would have been had the Transactions been completed on the dates described above. The adjustments reflected in the pro forma condensed combined financial information are based on preliminary purchase price allocations and assumptions management believes are reasonable. These adjustments may change when additional information becomes available. Differences between the preliminary and final purchase price allocations could have a material impact on the pro forma financial information presented. The pro forma condensed combined financial information does not reflect costs we may incur to integrate the Acquired Business, and these costs may be material. Accordingly, the pro forma condensed consolidated financial information does not purport to be indicative of the financial position or results of operations as of the effective date of the Transactions, as of the date of this prospectus supplement, or as of any other future date or period.

This information is only a summary and should be read together with “Unaudited Pro Forma Condensed Combined Financial Information” and the historical financial statements, the related notes and other financial information included or incorporated by reference into this prospectus supplement.

	Historical					Pro Forma
	Year Ended			Nine Months Ended		Year Ended December 31, 2005	Nine Months Ended September 30, 2006
(Dollars in thousands, except per share data)	January 3, 2004	January 1, 2005	December 31, 2005	October 1, 2005	September 30, 2006
Statement of Earnings Data:
Net sales	$561,391	$648,195	$721,569	$538,907	$610,826	$1,603,719	$1,356,728
Cost of goods sold	413,953	479,664	527,502	399,414	450,175	1,202,339	996,965

Gross profit	147,438	168,531	194,067	139,493	160,651	401,380	359,763
Selling and administrative	107,120	114,906	124,668	90,377	99,956	250,661	203,250

Operating profit	40,318	53,625	69,399	49,116	60,695	150,719	156,513
Other income, net	1,960	1,938	1,976	1,349	835	2,212	2,411
Interest expense	2,949	3,235	4,080	2,954	4,562	132,286	99,274

Earnings before income taxes	39,329	52,328	67,295	47,511	56,968	20,645	59,650
Income taxes	14,550	17,276	24,274	17,617	21,022	7,557	21,703

Net earnings	$24,779	$35,052	$43,021	$29,894	$35,946	$13,088	$37,947

Earnings Per Share Data:
Net earnings per share—basic	$0.75	$1.06	$1.30	$0.90	$1.10	$0.30	$0.89
Net earnings per share—diluted	$0.74	$1.05	$1.28	$0.89	$1.09	$0.30	$0.88
Weighted average shares outstanding—basic	32,928,369	32,953,382	33,170,241	33,185,585	32,589,502	43,349,521	42,768,782
Weighted average shares outstanding—diluted	33,404,733	33,485,261	33,727,946	33,762,071	32,988,590	43,907,226	43,167,870
Dividends declared and paid per common share	$0.53	$0.57	$0.62	$0.46	$0.50	$0.62	$0.50
Balance Sheet Data (at period end):
Cash and cash equivalents	$10,635	$12,054	$11,474	$16,544	$15,535		$15,535
Total current assets	276,293	299,085	296,456	310,084	324,298		655,850
Total assets	478,355	502,900	506,441	515,718	535,298		2,888,074
Current liabilities	104,491	85,940	107,501	91,733	117,293		208,941
Total debt	105,284	104,025	95,025	99,418	105,025		1,635,025
Total liabilities	216,867	219,285	206,986	219,907	231,268		2,272,897
Total shareholders’ equity	261,488	283,615	299,455	295,811	304,030		615,177
Other Financial Information:
Net cash provided by operating activities	$65,007	$33,696	$55,873	$37,792	$40,180
Net cash used in investing activities	32,835	16,764	23,712	13,522	5,908
Net cash used in financing activities	46,052	15,513	32,741	19,780	30,211
Depreciation and amortization	18,839	19,143	18,241	13,541	14,567	83,825	61,262
Additions to property, plant and equipment	17,368	20,612	22,375	15,595	14,351
EBITDA (1)	61,117	74,706	89,616	64,006	76,097	236,756	220,186
Ratio of earnings to fixed charges (2)	10.6	13.2	14.5	14.1	11.9

(1)	We present EBITDA in this prospectus supplement to provide investors with a supplemental measure of our operating performance. EBITDA, as used in this prospectus supplement, is defined as net earnings plus consolidated net interest expense, income taxes and depreciation and amortization. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. EBITDA is also used by investors to evaluate our operating performance. In addition, it provides investors and analysts with a measure of operating results unaffected by differences in capital structure, capital investment cycles and ages of related assets.

EBITDA is not a recognized measurement under U.S. Generally Accepted Accounting Principles (“GAAP”). When evaluating our operating performance or liquidity, investors should not consider EBITDA in isolation of, or as a substitute for, measures of our financial performance and liquidity as determined in accordance with GAAP, such as net earnings, operating income or net cash provided by operating activities. EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations, including our cash used for capital expenditures, working capital and to make payments of interest or principal on our indebtedness. Because other companies may calculate EBITDA differently than we do, EBITDA may not be comparable to similarly titled measures reported by other companies.

The following table reconciles historical and pro forma net earnings to EBITDA:

	Historical					Pro Forma
	Year Ended			Nine Months Ended		Year Ended December 31, 2005	Nine Months Ended September 30, 2006
(in thousands)	January 3, 2004	January 1, 2005	December 31, 2005	October 1, 2005	September 30, 2006
Net earnings	$24,779	$35,052	$43,021	$29,894	$35,946	$13,088	$37,947
Income taxes	14,550	17,276	24,274	17,617	21,022	7,557	21,703
Interest expense	2,949	3,235	4,080	2,954	4,562	132,286	99,274
Depreciation and amortization	18,839	19,143	18,241	13,541	14,567	83,825	61,262

EBITDA	$61,117	$74,706	$89,616	$64,006	$76,097	$236,756	$220,186

(2)	Earnings is the sum of income before taxes from continuing operations and fixed charges. Fixed charges consists of interest expense on indebtedness and an approximation of interest included in rental expense.

2. The section of the Preliminary Prospectus Supplement under the caption “Summary—Financing Transactions” is restated to read in its entirety as set forth below:

Financing Transactions

This offering of common stock is part of the financing for the Acquisition described under the caption “The Transactions” in this prospectus supplement. Concurrently with this offering, we intend to offer $550 million of senior notes. See “Description of Certain Indebtedness—Senior Notes.” This offering and the senior notes offering are expected to be closed at the time of the completion of the Acquisition. The closing of this offering, and the closing of the offering of senior notes, are not conditioned on each other but are conditioned on the concurrent consummation of the Acquisition.

In addition, we intend to enter into a new senior secured credit facility at or prior to the closing of the Acquisition. See “Description of Certain Indebtedness—Senior Secured Credit Facility.” We intend to use $1,050 million in borrowings under the term loan portion of our new senior secured credit facility and $25.0 million in borrowings under the revolving credit facility portion of our senior secured credit facility, together with the proceeds from the Securities Financing Transactions and the 1.58 million shares of our common stock to be issued to Rockwell Automation, to finance the Acquisition, to repay substantially all of our existing indebtedness and to pay related fees and expenses of the Transactions. Baldor may further increase the size of this offering, depending on market conditions, up to $75 million. Any increase in net proceeds would first reduce borrowings under the revolving credit facility and then borrowings under the term loan.

We have received a commitment, subject to certain conditions, for our $1.2 billion senior secured credit facility, consisting of a $1.0 billion term loan and a $200.0 million revolving credit facility. In addition, we have received a commitment, subject to certain conditions, for additional financing required for the Acquisition through a $900.0 million bridge loan facility in the event that sufficient funds are not raised from the Securities Financing Transactions to pay the purchase price for the Acquisition. See “Description of Certain Indebtedness—Bridge Loan Facility” and “Underwriting.”

The following table sets forth the estimated sources and uses of funds for the Transactions assuming a January 31, 2007 closing date. No assurance can be given that the information in the following table will not change depending on the nature of our financings. See “Risk Factors—Risks Related to the Offering—If we are unable to raise sufficient proceeds through the Securities Financing Transactions, we may draw down on a bridge loan facility in order to close the Acquisition, which could significantly increase our indebtedness.”

Sources of Funds	Amount	Uses of Funds	Amount
	(in millions)		(in millions)
Revolving loan(1)	$25	Purchase price for the Acquired Business	$1,800
Term loan	1,050	Repayment of substantially all of Baldor’s existing indebtedness(4)	95
Senior notes	550	Acquisition fees and expenses	13
Common stock offered hereby(2)	275	Financing Transactions fees and expenses	42
Common stock issued to Rockwell Automation(3)	50

Total	$1,950	Total	$1,950

(1)	This revolving credit facility is available to the extent necessary to pay for purchase price adjustments, if any.

(2)	If the underwriters exercise their over-allotment option in full in connection with this offering, we will receive an estimated additional $ in net proceeds. We expect to use the additional net proceeds to repay indebtedness under our new senior secured credit facility.
(3)	Based on the average closing sale price per share of our common stock on the NYSE for each of the ten consecutive trading days ending prior to November 6, 2006, the date the Acquisition Agreement was signed (1,579,280 shares of common stock will be issued to Rockwell Automation at the closing of the Acquisition).
(4)	Baldor’s indebtedness as of September 30, 2006 was $105.0 million, of which $8.0 million was repaid in December 2006.

3. The section of the Preliminary Prospectus Supplement under the caption, “Summary—The Offering” is restated in its entirety as set forth below:

The Offering

Common stock we are offering	8,600,000 shares

Common stock to be outstanding after this offering	40,918,714 shares

Underwriters’ over-allotment option	We have granted to the underwriters an option to purchase, within 30 days of this prospectus supplement, up to 1,290,000 additional shares to cover over-allotments.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately             , or approximately              if the underwriters exercise their over-allotment option in full. We intend to use the proceeds from this offering, along with the proceeds from the offering of senior notes and borrowings under our new senior secured credit facility and the issuance of common stock to Rockwell Automation to (i) finance the Acquisition, (ii) repay substantially all of our existing indebtedness and (iii) pay fees and expenses for the Transactions. See “Use of Proceeds.”

New York Stock Exchange symbol	BEZ

The number of shares of our common stock outstanding after this offering is based on approximately 32,318,714 shares outstanding as of September 30, 2006 and excludes:

•	the issuance of 1,579,280 shares of our common stock to Rockwell Automation in connection with the Acquisition;

•	2,099,467 shares of our common stock issuable upon exercise of options outstanding as of September 30, 2006, at a weighted average exercise price of $23.57 per share, of which options to purchase 1,415,860 shares were exercisable as of that date at a weighted average exercise price of 21.28 per share;

•	2,745,383 shares of our common stock available for future grants under our equity incentive plans as of September 30, 2006; and

•	1,290,000 shares of our common stock that may be purchased by the underwriters to cover over-allotments, if any in connection with this offering.

Unless we specifically state otherwise, the information in this prospectus supplement assumes that the underwriters do not exercise their option to purchase up to 1,290,000 shares of our common stock to cover over-allotments, if any, in connection with this offering. We may further increase the size of this offering, depending on market conditions, up to $75 million. Any increase in net proceeds would first reduce borrowings under the revolving credit facility and then borrowings under the term loan.

4. The section of the Preliminary Prospectus Supplement under the caption “The Transactions—Financing Transactions” is restated in its entirety as set forth below:

The Financing Transactions

This offering of our common stock is part of the financing for the Acquisition. Concurrently with this offering, we intend to offer $550 million of senior notes. See “Description of Certain Indebtedness—Senior Notes.” The Financing Transactions are expected to be closed at the time of the completion of the Acquisition. The closing of the Financing Transactions are not conditioned on each other but are conditioned on the concurrent consummation of the Acquisition.

In addition, we intend to enter into a new senior secured credit facility at or prior to the closing of the Acquisition. See “Description of Certain Indebtedness—Senior Secured Credit Facility.” We intend to use $1,050 million in borrowings under the term loan portion of our new senior secured credit facility and $25 million in borrowings under the revolving credit facility portion of our senior secured credit facility, together with the proceeds from the Securities Financing Transactions and the 1.58 million shares of our common stock to be issued to Rockwell Automation to finance the Acquisition, to repay substantially all of our existing indebtedness and to pay related fees and expenses of the Transactions.

We have received a commitment, subject to certain conditions, for our $1.2 billion senior secured credit facility consisting of a $1.0 billion term loan and a $200.0 million revolving credit facility. In addition, we have received a commitment, subject to certain conditions, for additional financing required for the Acquisition through a $900.0 million bridge loan facility in the event that sufficient funds are not raised from the Securities Financing Transactions to pay the purchase price for the Acquisition. See “Description of Certain Indebtedness—Bridge Loan Facility.” In the event that we are unable to raise sufficient proceeds through the consummation of Securities Financing Transactions, we may draw down on the bridge loan facility, in whole or in part, in order to finance the Acquisition.

See “Use of Proceeds” for the estimated sources and uses of funds for the Transactions assuming a January 31, 2007 closing date.

5. The section of the Preliminary Prospectus Supplement under the caption “Use of Proceeds” is restated to read in its entirety as set forth below:

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 8,600,000 shares of common stock we are offering will be approximately $             million, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

We intend to use the proceeds from this offering and the offering of senior notes, together with $1,050 million in term loan borrowings under our new senior secured credit facility, $25.0 million in revolving credit borrowings under our new revolving credit facility and the issuance of common stock to Rockwell Automation, to (i) finance the Acquisition, (ii) repay substantially all of our existing indebtedness and (iii) pay fees and expenses for the Transactions. The closing of this offering, and the closing of the offering of senior notes, are conditioned on the concurrent consummation of the Acquisition. Our existing indebtedness matures between 2007 and 2013 and bears interest at various interest rates.

We have received a commitment, subject to certain conditions, for our $1.2 billion senior secured credit facility, consisting of a $1.0 billion term loan and a $200.0 million revolving credit facility. In addition, we have received a commitment, subject to certain conditions, for additional financing required for the Acquisition through a $900.0 million bridge loan facility in the event that sufficient funds are not raised from the Securities Financing Transactions to pay the purchase price for the Acquisition. See “Description of Certain Indebtedness—Bridge Loan Facility.”

If the underwriters exercise their over-allotment option in full in connection with this offering, we will receive an estimated additional $             in net proceeds. We expect to use the additional net proceeds to repay indebtedness under our new senior secured credit facility.

The following table sets forth the estimated sources and uses of funds for the Transactions assuming a January 31, 2007 closing date. No assurance can be given that the information in the following table will not change depending on the nature of our financings. See “Risk Factors—Risks Related to the Offering—If we are unable to raise sufficient proceeds through the Securities Financing Transactions, we may draw down on a bridge loan facility in order to close the Acquisition which could significantly increase our indebtedness.”

Sources of Funds	Amount	Uses of Funds	Amount
	(in millions)		(in millions)
Revolving loan(1)	$25	Purchase price for the Acquired Business	$1,800
Term loan	1,050	Repayment of substantially all of Baldor’s existing indebtedness(3)	95
Senior notes	550	Acquisition fees and expenses	13
Common stock offered hereby	275	Financing Transactions fees and expenses	42
Common stock issued to Rockwell Automation(2)	50

Total	$1,950	Total	$1,950

(1)	This revolving credit facility is available to the extent necessary to pay for purchase price adjustments, if any.

(2)	Based on the average closing sale price per share of our common stock on the NYSE for each of the ten consecutive trading days ending prior to November 6, 2006, the date the Acquisition Agreement was signed (1,579,280 shares of common stock will be issued to Rockwell Automation at the closing of the Acquisition).
(3)	Baldor’s indebtedness as of September 30, 2006 was $105.0 million, of which $8.0 million was repaid in December 2006.

6. The section of the Preliminary Prospectus Supplement under the caption “Capitalization” is restated to read in its entirety as set forth below:

CAPITALIZATION

The following table sets forth our cash, cash equivalents, marketable securities and capitalization as of September 30, 2006:

•	on an actual basis; and

•	on a pro forma basis to give effect to the Transactions.

Because of the variability of the purchase price in the Acquisition, primarily due to the working capital adjustment following the consummation of the Acquisition, and the actual amount of fees and expenses, our capitalization may change.

We have received a commitment, subject to certain conditions, for our new $1.2 billion senior secured credit facility, consisting of a $1.0 billion term loan and a $200.0 million revolving credit facility, and, subject to certain conditions, for additional financing required for the Acquisition through a $900.0 million bridge loan facility in the event that sufficient funds are not raised from the Securities Financing Transactions to pay the cash purchase price for the Acquisition. See “Description of Certain Indebtedness—Bridge Loan Facility.”

We may further increase the size of this offering, depending on market conditions, up to $75 million. Any increase in net proceeds would first reduce borrowings under the revolving credit facility and then borrowings under the term loan.

You should read this table together with “Unaudited Pro Forma Condensed Combined Financial Information,” “Selected Consolidated Financial Information of Baldor,” “Selected Financial Information of Power Systems,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Baldor,” “Discussion and Analysis of Results of Operations of Power Systems” and the historical financial statements, including the related notes, included or incorporated by reference in this prospectus supplement and in the accompanying prospectus.

	As of September 30, 2006
	Actual	Pro Forma
	(in thousands)
Cash, cash equivalents and marketable securities(1)	$39,978	$39,978

Long-term debt, including current portion:
Revolving loan(2)	$—	$25,000
Term loan	—	1,050,000
Senior notes	—	550,000
Notes payable to banks due 2006-2009(1)	103,000	8,000
Industrial development bonds due 2013	2,025	2,025

Total long-term debt, including current portion	105,025	1,635,025

Shareholders’ equity:
Preferred stock, $0.10 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $.10 par value; 150,000,000 shares authorized; 41,394,120 shares issued and 51,573,400 shares issued pro forma	4,139	5,156
Additional paid-in capital	86,435	396,565
Retained earnings	396,809	396,809
Accumulated other comprehensive income	5,771	5,771
Treasury stock, at cost, 9,075,406 shares	(189,124)	(189,124)

Total shareholders’ equity	304,030	615,177

Total capitalization	$409,055	$2,250,202

(1)	We repaid $8.0 million of our indebtedness that was outstanding as of September 30, 2006 in December 2006.
(2)	This revolving credit facility is available to the extent necessary to pay for purchase price adjustments, if any.

7. The section of the Preliminary Prospectus Supplement under the caption “Unaudited Pro Forma Condensed Combined Financial Information” is restated to read in its entirety as set forth below:

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On November 6, 2006, Baldor entered into the Acquisition Agreement with Rockwell Automation and certain of its subsidiaries to acquire the Acquired Business from Rockwell Automation for total consideration of approximately $1.8 billion, subject to adjustment. The purchase consideration includes a payment of $1.75 billion in cash, subject to adjustment, and the issuance of 1.58 million shares of Baldor’s common stock to Rockwell Automation.

Prior to the Acquisition, the Acquired Business sourced certain custom drives from Rockwell Automation, which it sold at predetermined prices to third-party customers. After the Acquisition, the Acquired Business will no longer be able to source these custom drives from Rockwell Automation.

The following unaudited pro forma condensed combined financial information is derived from and should be read in conjunction with historical financial statements and related notes of Baldor and Power Systems which are included elsewhere in this prospectus supplement.

The unaudited pro forma condensed combined balance sheet as of September 30, 2006 and the unaudited pro forma condensed combined statements of earnings for the year ended December 31, 2005 and the nine months ended September 30, 2006 are presented herein. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they occurred on September 30, 2006 and combines the historical balance sheets of Baldor and Power Systems as of September 30, 2006. The unaudited pro forma condensed combined statement of earnings for the year ended December 31, 2005 gives effect to the Transactions as if they occurred on January 2, 2005 and combines the historical consolidated statement of earnings of Baldor for the year ended December 31, 2005 with the historical statement of operations of Power Systems for the year ended September 30, 2005. The unaudited pro forma condensed combined statement of earnings for the nine months ended September 30, 2006 gives effect to the Transactions as if they occurred on January 2, 2005 and combines the historical consolidated statement of earnings of Baldor for the nine months ended September 30, 2006 with the historical statement of operations of Power Systems for the nine months ended June 30, 2006.

Beginning in the first quarter of 2006, profit sharing expense is classified as an operating expense in our cost of goods sold and selling and administrative expenses. Prior to 2006, profit sharing expense was classified as a non-operating expense. The reclassification has been applied to all historic periods for Baldor presented in this prospectus supplement, consequently certain amounts presented differ from those included in previous filings incorporated by reference into this prospectus supplement.

The historical financial statements have been adjusted to give effect to pro forma items that are (i) directly attributable to the Transactions and (ii) factually supportable. With respect to the statement of earnings, the pro forma events must be expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of what the actual combined financial position or results of operations would have been had the Transactions been completed on the dates indicated or what such financial position or results would be for future periods.

The unaudited pro forma condensed combined financial statements were prepared using the purchase method of accounting to account for the Acquisition. Accordingly, we have adjusted the historical consolidated financial information to give effect to the consideration issued in connection with the Acquisition. In the unaudited pro forma condensed combined financial statements, Baldor’s cost to acquire the Acquired Business has been allocated to the assets acquired and the liabilities assumed based upon management’s preliminary estimate of their respective fair values. Any excess of the fair value of the consideration issued over the fair value of the assets acquired and liabilities assumed will be recorded as goodwill.

The amounts allocated to the assets acquired and liabilities assumed in the unaudited pro forma condensed combined financial information are based upon management’s preliminary valuation estimates. Definitive allocations will be finalized based on certain valuations and other studies that will be performed by Baldor, in some cases with the assistance of outside valuation specialists, after the closing of the Acquisition. Accordingly, the purchase price allocation adjustments and related amortization reflected in the unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after closing of the Acquisition, and such revisions could have a material effect on the accompanying unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of earnings do not include the impacts of any revenue, cost or other operating synergies that may result from the Acquisition or any related restructuring costs. Cost savings, if achieved, could result from material sourcing and elimination of redundant costs, including headcount and facilities. The unaudited pro forma condensed combined statements of earnings also do not reflect certain amounts resulting from the Acquisition because we consider them to be of a non-recurring nature. Such amounts may be comprised of restructuring and other exit costs and non-recurring costs relating to the integration of Baldor and the Acquired Business. To the extent the exit costs relate to the Acquired Business and meet certain criteria, they will be recognized in the opening balance sheet in accordance with EITF 95-3, Recognition of Liabilities in Connection with a Purchase Business Combination.

Based on Baldor’s review of Power Systems’ summary of significant accounting policies disclosed in the latter’s historical financial statements, the nature and amount of any adjustments to the historical financial statements of Power Systems to conform their accounting policies to those of Baldor are not expected to be significant. Upon consummation of the Acquisition, further review of Power Systems’ accounting policies and financial statements may result in required revisions to Power Systems’ policies and classifications to conform to Baldor’s accounting policies.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2006

(Dollars in thousands, except per share data)

	Historical		Pro Forma
	Baldor	Power Systems	Retention Adjustments		Transaction Adjustments			Baldor Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$15,535	$6,559	$(6,559	) f	$			$15,535
Marketable securities	24,443	—	—			—		24,443
Receivables, less allowances for doubtful accounts	130,410	136,309	(761	) b		—		265,958
Inventories	113,348	188,051	—			—		301,399
Other current assets	40,562	22,616	(18,194	) c,d		3,531	t	48,515

Total current assets	324,298	353,535	(25,514)			3,531		655,850
Net property, plant and equipment	140,034	203,150	—			96,600	j,s	439,784
Goodwill	63,279	147,208	—			745,858	k	956,345
Other intangible assets, net	—	179,538	(145	) a		610,607	g	790,000
Prepaid pension	—	110,596	(109,953	) a		—		643
Other assets	7,687	26,980	(24,767	) a,b		35,552	i,t	45,452

Total assets	$535,298	$1,021,007	$(160,379)			$1,492,148		$2,888,074

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$55,143	$75,546	$(311	) b		$—		$130,378
Employee compensation	8,165	20,589	(9,674	) e		—		19,080
Profit sharing	7,516	—	—			—		7,516
Accrued warranty costs	5,661	3,238	—			—		8,899
Other accrued expenses	15,808	28,786	(508	) b		(1,018	) s	43,068
Current maturities of long-term obligations	25,000	760	—			(25,760	) h,o	—

Total current liabilities	117,293	128,919	(10,493)			(26,778)		208,941
Long-term obligations	80,025	—	—			1,555,000	o	1,635,025
Retirement benefits	—	85,611	(59,056	) a		28,377	p	54,932
Other liabilities	437	68,987	(25,738	) a,b		(28,470	) s	15,216
Deferred income taxes	33,513	93,449	(93,449	) a,c		325,270	q	358,783
Shareholders’ Equity:
Common stock, $0.10 par value	4,139	—	—			1,017	m	5,156
Additional paid-in capital	86,435	—	—			310,130	m	396,565
Total Rockwell Automation's invested equity	—	644,041	28,357	r		(672,398	) l	—
Retained earnings	396,809	—	—			—		396,809
Accumulated other comprehensive income	5,771	—	—			—		5,771
Treasury stock	(189,124)	—	—			—		(189,124)

Total shareholders’ equity	304,030	644,041	28,357			(361,251)		615,177

Total liabilities and shareholders’ equity	$535,298	$1,021,007	$(160,379)			$1,492,148		$2,888,074

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Year Ended December 31, 2005

(Dollars in thousands except for per share data)

	Historical		Pro Forma
	Fiscal Year Ended December 31, 2005	Fiscal Year Ended September 30, 2005	Retention Adjustments		Transaction Adjustments		Baldor Pro Forma
	Baldor	Power Systems
Net sales	$721,569	$901,055	$(18,905	) 3	$—		$1,603,719
Cost of goods sold	527,502	672,514	(15,874	) 3	18,197	1,5,7,10	1,202,339

Gross profit	194,067	228,541	(3,031)		(18,197)		401,380
Selling and administrative	124,668	133,207	(682	) 2,4	(6,532	) 9,10	250,661

Operating profit (1)	69,399						150,719
Other income, net	1,976	(1,086)	1,322	2,6	—		2,212
Interest expense	4,080	17	—		128,189	8,14	132,286

Earnings before income taxes	67,295	94,231	(1,027)		(139,854)		20,645
Income taxes	24,274	32,353	(401	) 11	(48,669	) 11	7,557

Net earnings	$43,021	$61,878	$(626)		$(91,185)		$13,088

Net earnings per share— basic	$1.30						$0.30
Net earnings per share—diluted	$1.28						$0.30
Weighted average shares outstanding—basic	33,170,241				10,179,280 12		43,349,521
Weighted average shares outstanding—diluted	33,727,946				10,179,280 12		43,907,226

(1)	Operating profit not presented on Power Systems Historical Statements and Adjustments as Power Systems has not presented Operating profit historically.

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Earnings

For the Nine-Months Ended September 30, 2006

(Dollars in thousands except for per share data)

	Historical		Pro Forma
	Nine Months Ended September 30, 2006	Nine Months Ended June 30, 2006	Retention Adjustments		Transaction Adjustments		Baldor Pro Forma
	Baldor	Power Systems
Net sales	$610,826	$761,546	$(15,644	) 3	$—		$1,356,728
Cost of goods sold	450,175	545,425	(12,686	) 2,3	14,051	1,5,7,10,13	996,965

Gross profit	160,651	216,121	(2,958)		(14,051)		359,763
Selling and administrative	99,956	108,366	(600	) 2,4	(4,472	) 9,10	203,250

Operating profit (1)	60,695						156,513
Other income, net	835	1,576	—		—		2,411
Interest expense	4,562	1,396	—		93,316	8,13,14	99,274

Earnings before income taxes	56,968	107,935	(2,358)		(102,895)		59,650
Income taxes	21,022	40,907	(920	) 11	(39,306	) 11	21,703

Net earnings	$35,946	$67,028	$(1,438)		$(63,589)		$37,947

Net earnings per share—basic	$1.10						$0.89
Net earnings per share—diluted	$1.09						$0.88
Weighted average shares outstanding—basic	32,589,502				10,17	9,280 12	42,768,782
Weighted average shares outstanding—diluted	32,988,590				10,17	9,280 12	43,167,870

(1)	Operating profit not presented on Power Systems Historical Statements and Adjustments as Power Systems has not presented Operating profit historically.

See Notes to Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(dollars in thousands)

1.	Sources and Uses of Funds

Set forth below are the estimated sources and uses of funds reflected in the Transactions column.

Sources		Uses
Revolving loan	$25,000	Purchase price for the Acquired Business	$1,800,000
Term loan	1,050,000	Acquisition fees and expenses	12,950
Senior notes	550,000	Financing Transactions fees and expenses	42,050
Common stock offered hereby	275,000	Repayment of Baldor’s existing indebtedness	95,000
Common stock issued to Rockwell Automation	50,000

Total Sources	$1,950,000	Total Uses	$1,950,000

We may further increase the size of this offering, depending on market conditions, up to $75 million. Any increase in net proceeds would first reduce borrowings under the revolving credit facility and then borrowings under the term loan. See also footnote 14 to the pro forma adjustments below.

For purposes of the pro forma financial statements the value of common stock to be issued to Rockwell Automation is based upon the average closing sale price per share of our common stock on the NYSE for each of the ten consecutive trading days ending prior to November 6, 2006, the date the Acquisition Agreement was signed. Upon closing, Baldor will issue 1,579,280 shares to Rockwell Automation. The value assigned to the shares issued in the final purchase allocation will be based upon the price of Baldor’s stock at closing.

2.	Purchase Price

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary as the proposed Acquisition has not yet been completed. The following is a preliminary estimate of the purchase price for the Acquisition:

Amount
Cash and common stock to Rockwell	$1,800,000
Estimated fees and expenses	12,950

Total estimated preliminary purchase price	$1,812,950

Under the purchase method of accounting, the total estimated purchase price as shown in the table above is allocated to net tangible and intangible assets of the Acquired Business based on their estimated fair values as of the date of the Acquisition. The management of Baldor has allocated the preliminary estimated purchase price based on preliminary estimates. The allocation of the preliminary purchase price and the estimated useful lives associated with certain assets are as follows:

	Amount	Estimated useful life
Net tangible assets at book value	$345,797
Increase fixed assets to fair value	110,000	10 years
Intangible assets
Customer relationships	275,000	28 years
Trade names	405,000	indefinite
Technology	110,000	7 to 15 years
Indemnified liabilities	10,886
Short-term debt repaid by Rockwell Automation prior to closing	760
Increase in pension and post retirement obligations assumed by Baldor	(28,377)
Reversal of deferred gains on sale – leaseback	16,088
Deferred tax liability	(325,270)
Goodwill	893,066

Total estimated preliminary purchase price	$1,812,950

Definitive allocations will be finalized based on certain valuations and other studies that will be performed by Baldor, in some cases with the assistance of outside valuation specialists, after closing the Acquisition. Accordingly, the purchase price allocation adjustments and related depreciation and amortization reflected in the foregoing unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after closing of the Acquisition, and such revisions could have a material effect on the accompanying unaudited pro forma condensed combined financial statements. Such revisions could include changes to the fair values assigned to tangible or intangible assets acquired or liabilities assumed, or changes to the estimated useful lives assigned to tangible or intangible assets.

Identifiable intangible assets: Customer relationships relate primarily to underlying customer relationships with distributor networks, original equipment manufacturers and other customers of the Acquired Business. Acquired trade names include the Dodge and Reliance Electric trade names and other product names. Technology relates to both patented and unpatented technology.

Baldor expects to amortize the fair value of customer relationships and technology based on the pattern in which the economic benefits of these intangible assets will be consumed. Additionally, the customer relationships and technology will be tested for impairment whenever circumstances indicate that the carrying amount may not be recoverable. The fair value of acquired trade names will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present). In the event that management determines that the value of the acquired customer relationships, technology or trade names has become impaired, Baldor will incur an accounting charge for the amount of impairment during the period in which the amount is determined.

Goodwill: Approximately $893,066 has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. In accordance with Statement of Financial Accounting Standards (“SFAS”) 142, Goodwill and Other Intangible Assets, goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if indicators of impairment are present). In the event that management determines that the value of the goodwill has become impaired, Baldor will incur an accounting charge for the amount of impairment during the period in which the amount is determined.

Fixed assets: Management has estimated that at acquisition date the fair values of certain fixed assets of the Acquired Business will be higher than their respective book values in Power Systems’ historical financial statements.

3.	Pro Forma Adjustments

Pro forma retention adjustments give effect to the exclusion of certain activities included in the historical financial statements of Power Systems that will not be acquired by Baldor. Pro forma adjustments for the Transactions give effect to the Acquisition under the purchase method of accounting, the offering of common stock (to Rockwell and through this offering), the issuance of new senior notes, the entry into and initial borrowings under the new senior secured credit facility, the repayment of Baldor’s existing indebtedness, the payment of fees and expenses, and the recording of certain additional assets acquired and liabilities assumed (including indemnities that will be received from Rockwell Automation to settle certain liabilities recorded in Power Systems’ historical financial statements). The pro forma adjustments assume that the underwriters do not exercise their option to purchase additional shares of Baldor’s common stock to cover over-allotments, if any, in connection with this offering.

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet are as described below.

a.	Reflects assets and liabilities associated with certain deferred compensation, pension and post-retirement benefit plans that will be retained by Rockwell Automation, including reductions of $145 in Other intangibles, $109,953 in Prepaid pension, $1,943 in Other assets, $59,056 in Retirement benefits, $1,943 in Other liabilities and $(640) in Deferred income taxes.

b.	Reflects the exclusion of Federal Pacific Electric Company, a non-operating legal entity, which will be retained by Rockwell Automation, with reductions of $761 in Receivables, net, $22,824 in Other assets, $311 in Accounts payable, of $508 in Other accrued expenses, and of $23,795 in Other liabilities.

c.	Reflects the exclusion of $17,278 current deferred tax assets included in Other current assets and $94,089 in Deferred income taxes. Deferred tax amounts related to assets acquired and liabilities assumed are included in adjustments reflected in note q below.

d.	Reflects the exclusion of $916 in Other current assets related to the NASCAR agreement which will be retained by Rockwell Automation.

e.	Reflects the exclusion of $9,674 in compensation and benefits related liabilities arising prior to the closing of the Acquisition that Rockwell Automation is required to fund on or after the closing of the Acquisition.

f.	Reflects the elimination of balances in Cash and cash equivalents of Power Systems which Baldor must pay to Rockwell Automation at closing.

g.	Eliminates intangible assets recorded on the historical financial statements of Power Systems of $179,393 (net of the Retention Adjustment of $145) and records the fair value of intangible assets acquired of $790,000.

h.	Reflects elimination of short-term debt related to Power Systems’ subsidiary in China that was repaid by Power Systems prior to closing of the Acquisition.

i.	Reflects receivable of $10,886 in relation to certain environmental matters and income tax contingencies the liabilities for which will be indemnified by Rockwell Automation.

j.	Reflects step-up to fair value of fixed assets acquired of $110,000.

k.	Reflects elimination of goodwill of $147,208 recorded on the historical financial statements of Power Systems and the recognition of goodwill of $893,066 resulting from preliminary allocation of the pro forma purchase price.

l.	Eliminates Power Systems’ historical equity (including Retention Adjustments of $28,357).

m.	Records issuance of 1,579,280 shares to Rockwell Automation valued at $50,000 and 8,600,000 shares through this offering, for estimated proceeds of $261,147, net of issuance fees and expenses of $13,853.

n.	This item intentionally left blank.

o.	Reflects issuance of $550,000 principal in the senior notes offering and borrowings of $1,075,000 under our new senior secured credit facility, and the repayment of debt previously incurred by Baldor in the amount of $95,000 (which includes $25,000 classified as Current maturities of long-term obligations). Baldor repaid $8,000 of its debt in December 2006, which is not reflected.

p.	Reflects recording the projected benefit obligation for the pension plan and the accumulated benefit obligation for the post retirement plan that will be assumed by Baldor.

q.	Reflects the deferred tax liability related to step up in fair values of fixed and intangible assets and the differences in book and tax bases of assets acquired and liabilities assumed.

r.	Reflects elimination of Rockwell Automation invested equity related to retention adjustments, included in a,b,c,d,e, and f above.

s.	The Power Systems historical financial statements included a deferred gain related to a sale-leaseback transaction. In addition, a sale was not recognized on three properties due to a right to reacquire adjacent vacant land. Baldor expects that these properties will be accounted for as operating leases. Therefore, the net book value of $13,400 and the deferrals ($1,018 in Other accrued expenses and $28,470 in Other liabilities) are removed for pro forma presentation.

t.	Reflects capitalized debt issuance fees related to new senior notes and senior credit facility, of which $3,531 is recorded in Other current assets and $24,666 is recorded in Other assets.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of earnings are as described below.

1.	The historical financial statements of Power Systems included revenues and expenses related to certain non-custom drives that were purchased from Rockwell Automation. After the Acquisition, Baldor may continue to purchase those drives from Rockwell Automation at an increased price. This adjustment represents increased Cost of goods sold to reflect the effect of increased pricing, amounting to $5,636 and $3,302 for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively.

2.	Reflects the exclusion of Federal Pacific Electric Company, a non-operating legal entity, which will be retained by Rockwell Automation resulting in reductions of $120 in Selling and administrative and $6 in Other income, net for the year ended September 30, 2005 and reductions of $25 in Cost of goods sold and $113 in Selling and administrative for the nine months ended June 30, 2006.

3.	Reflects the exclusion of Revenues of $18,905 and Cost of goods sold of $15,874 for the year ended September 30, 2005, and Revenues of $15,644 and Cost of goods sold of $12,661 for the nine months ended June 30, 2006 related to the custom drives business that will be retained by Rockwell Automation.

4.	Reflects the exclusion of $562 in Selling and administrative for the year ended September 30, 2005 and $487 for the nine-months ended June 30, 2006 in relation to costs incurred to defend asbestos product liability claims the liabilities for which will be indemnified by Rockwell Automation.

5.	Reflects the elimination of amortization of intangibles of $1,984 and $1,778 in Cost of goods sold for Power Systems for the year ended September 30, 2005 and the nine months ended June 30, 2006, respectively, related to intangible assets recorded on the historical financial statements of Power Systems; and the inclusion of amortization expense of $17,700 and $13,275 for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively, in relation to the intangible assets acquired.

6.	Reflects elimination of expenses of $1,328 related to certain environmental matters the liabilities which will be indemnified by Rockwell Automation.

7.	Reflects the incremental depreciation expense of $11,000 and $8,250 for the year ended December 31, 2005 and the nine months ended September 30, 2006, respectively, in relation to the step-up in fair value of fixed assets.

8.	Reflects the elimination of interest expense related to debt to be repaid in the Transactions and the addition of assumed interest expense for senior notes and senior secured credit facility, in connection with the issuance of new debt in the Transactions. Historic interest expense eliminated amounts to $4,080 and $4,562 for the year ended December 31, 2005 and the nine month period ended September 30, 2006, respectively. Estimated interest expense amounts to $132,269 and $99,202 for the year ended December 31, 2005 and the nine month period ended September 30, 2006, respectively, assuming a weighted average interest rate of 7.9% for the new debt. For each .125% change in weighted average interest rate, pro forma interest expense would change by $2,031 for the year ended December 31, 2005 and $1,523 for the nine months ended September 30, 2006. The adjustment assumes amortization of debt issuance costs on a straight-line basis over the respective maturities of the indebtedness.

9.	Reflects the reversal of periodic amortization of Power Systems’ prior service costs and net actuarial losses of $1,616 and $762 for the year ended September 30, 2005 and the nine months ended June 30, 2006, respectively, in relation to those pension and post-retirement benefit plans that will be assumed by Baldor.

10.	Baldor’s defined contribution plan expense is based on 12% of pre-tax pre-profit sharing earnings. The pro forma Transaction adjustments reduce pre-tax earnings. Accordingly, profit sharing expense is reduced by $19,071 ($14,155 in Cost of goods sold and $4,916 in Selling and administrative) for the year ended December 31, 2005 and $14,032 ($10,322 in Cost of goods sold and $3,710 in Selling and administrative) for the nine-months ended September 30, 2006.

11.	Retention adjustment reflects tax effect of retention adjustments at Power Systems’ statutory rate. Transaction adjustment reflects tax effect of transaction adjustments such that the pro forma results reflect an effective tax rate comparable to the historical rate of Baldor.

12.

Basic net income per share is calculated by dividing the net income for the period by the weighted average common shares outstanding for the period, inclusive of the assumed 1,579,280 shares to be issued to Rockwell Automation and the 8,600,000 shares to be issued in this offering. Weighted average common shares outstanding for the diluted net income per share calculation includes the assumed shares for issuance in Transactions and the dilutive effects of outstanding stock options.

13.	Reflects reclassification of $1,324 lease payments from Interest expense to Cost of goods sold to reflect expected operating lease treatment (see note s above).

14.	In the event Baldor increases the amount of the common stock offering and reduces its borrowings under its new senior secured credit facility, assuming no change in the expected weighted average interest rate, pro forma interest expense would decrease; however, Baldor’s profit sharing plan expense would increase due to the resultant increase in pre-tax pre-profit sharing earnings. For example, if Baldor were to increase the common stock offering by $75.0 million, on a pro forma basis giving effect to the Transactions on the assumptions described above, for the year ended December 31, 2005 interest expense would have been $126.7 million and net earnings would have been $16.2 million.

8. The section of the Preliminary Prospectus Supplement under the caption “Principal Stockholders” is restated to read in its entirety as set forth below:

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of December 15, 2006, regarding all persons known to Baldor to be the beneficial owners, which includes voting or investment power with respect to such shares, of more than five percent of Baldor’s common stock. The table also includes beneficial ownership for each director of Baldor, each of the executive officers named in the Summary Compensation Table in Baldor’s 2006 Proxy Statement, and all executive officers and directors as a group.

Name	Amount and Nature of Beneficial Ownership		Percent of Class Prior to Transactions(1)	Percent of Class Following Transactions(1)
The Baldor Electric Company Employees’ Profit Sharing and Savings Plan P. O. Box 2400 Fort Smith, Arkansas 72902	2,538,617	(2)	7.8%	6.0%
Lord, Abbett & Co. LLC 90 Hudson Street Jersey City, New Jersey 07302	2,418,119	(3)	7.5	5.5
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	2,336,040	(4)	7.2	5.7
John A. McFarland	403,949	(5)	1.2	*
R. L. Qualls	212,441	(6)	*	*
Charles H. Cramer	187,741	(7)	*	*
Gene J. Hagedorn	132,408	(8)	*	*
Jefferson W. Asher, Jr.	112,059	(9)	*	*
Robert L. Proost	100,991	(10)	*	*
Ronald E. Tucker	107,406	(11)	*	*
Randal G. Waltman	73,031	(12)	*	*
Robert J. Messey	71,697	(13)	*	*
Richard E. Jaudes	38,748	(14)	*	*
Barry K. Rogstad	34,580	(15)	*	*
Merlin J. Augustine, Jr.	34,000	(16)	*	*
Jean A. Mauldin	100	(17)	*	*
All executive officers and directors as a group (19 persons)	1,797,174	(18)	5.4	4.1

*	Less than 1%.
(1)	Percentage is calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. The numerator consists of the number of shares of our common stock beneficially owned by each individual (including shares issuable upon exercise of stock options which are exercisable within 60 days of December 15, 2006). The denominator consists of all issued and outstanding shares of our common stock plus those shares that are issuable upon the exercise of stock options for that individual or group of individuals.
(2)	Based on correspondence dated December 18, 2006, received from the trustee of The Profit Sharing and Savings Plan, Participants in such Plan have sole voting and shared investment power over 2,565,014 shares.
(3)	Based on the Schedule 13F filed with the Securities and Exchange Commission dated November 14, 2006 and correspondence received from Lord, Abbett & Co. LLC dated January 4, 2007; sole voting power over 2,257,519 shares and sole dispositive power over 2,413,519 shares.

(4)	Based on correspondence received from T. Rowe Price Associates, Inc. dated December 28, 2006, reflecting ownership as of September 30, 2006; sole voting power over 302,400 shares and sole dispositive power over 2,336,040 shares. These securities are owned by various individual and institutional investors including T. Rowe Price Small Cap Stock Fund, Inc. (which owns 1,818,400 shares, representing 5.6% of the shares outstanding), for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(5)	Sole voting and investment power over 73,293 shares; shared voting and investment power over 84,510 shares; sole voting and shared investment power over 32,571 shares in The Profit Sharing and Savings Plan; includes options to purchase 213,575 shares.
(6)	Sole voting and investment power over 171,766 shares; shared voting and investment power over 10,555 shares; includes options to purchase 30,120 shares.
(7)	Sole voting and investment power over 57,914 shares; shared voting and investment power over 37,651 shares; sole voting and shared investment power over 17,636 shares in The Profit Sharing and Savings Plan; includes options to purchase 74,540 shares. Mr. Cramer resigned as an officer effective December 30, 2006 but remains an employee of Baldor.
(8)	Sole voting and investment power over 32,793 shares; shared voting and investment power over 25,868 shares; sole voting and shared investment power over 1,047 shares in The Profit Sharing and Savings Plan; includes options to purchase 72,700 shares.
(9)	Sole voting and investment power over 71,139 shares; includes options to purchase 40,920 shares.
(10)	Sole voting and investment power over 10,800 shares; shared voting and investment power over 47,111 shares; includes options to purchase 43,080 shares.
(11)	Sole voting and investment power over 6,429 shares; sole voting and shared investment power over 2,027 shares in The Profit Sharing and Savings Plan; includes options to purchase 98,950 shares.
(12)	Shared voting and investment power over 23,850 shares; sole voting and shared investment power over 5,601 shares in The Profit Sharing and Savings Plan; includes options to purchase 43,580 shares.
(13)	Sole voting and investment power over 362 shares; shared voting and investment power over 19,615 shares; includes options to purchase 51,720 shares.
(14)	Sole voting and investment power over 3,228 shares; includes options to purchase 35,520 shares.
(15)	Shared voting and investment power over 13,100 shares; includes options to purchase 21,480 shares.
(16)	Shared voting and investment power over 8,193 shares; includes options to purchase 25,807 shares.
(17)	Sole voting and investment power over 100 shares.
(18)	Sole voting and investment power over 427,724 shares; shared voting and investment power over 346,567 shares; sole voting and shared investment power over 77,993 shares in The Profit Sharing and Savings Plan; includes options to purchase 944,890 shares.